Exhibit 10.2

Execution Version

Purchase and Sale Agreement

Dated July 27, 2020,

By And Between

Riviera Upstream, LLC and Riviera Operating, LLC

as Seller,

And

NGLF Energy, LLC

as Buyer

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING	20
2.01	Assets.20
2.02	Purchase Price; Deposit.21
2.03	Closing; Preliminary Settlement Statement.21
2.04	Closing Obligations.21
2.05	Allocations and Adjustments.22
2.06	Assumption.26
2.07	Allocation of Purchase Price.27
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	27
3.01	Organization and Good Standing.27
3.02	Authority; No Conflict.27
3.03	Bankruptcy.28
3.04	Taxes.29
3.05	Legal Proceedings.29
3.06	Brokers.29
3.07	Compliance with Legal Requirements.29
3.08	Prepayments.29
3.09	Imbalances.29
3.10	Material Contracts.30
3.11	Consents and Preferential Purchase Rights.30
3.12	Current Commitments.30
3.13	Environmental Laws.30
3.14	Permits.31
3.15	Wells.31
3.16	Payout Balances.31
3.17	Employee Benefits31
3.18	Royalties; Suspense Funds.32
3.19	Knowledge Qualifiers for Non-Operated Assets.32
3.20	Disclosures with Multiple Applicability; Materiality.32
3.21	Disclosure.32
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	32
4.01	Organization and Good Standing.32
4.02	Authority; No Conflict.32
4.03	Certain Proceedings.33
4.04	Knowledgeable Investor.33
4.05	Qualification.33
4.06	Brokers.34
4.07	Financial Ability.34
4.08	Securities Laws.34

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4.09	Due Diligence.34
4.10	Basis of Buyer’s Decision.34
4.11	Business Use, Bargaining Position.35
4.12	Bankruptcy.35
ARTICLE 5 COVENANTS OF SELLER	35
5.01	Access and Investigation.35
5.02	Ownership of the Assets.36
5.03	Insurance.37
5.04	Consent and Waivers.37
5.05	Amendment to Schedules.37
5.06	Change of Operator.38
ARTICLE 6 OTHER COVENANTS	38
6.01	Notification and Cure.38
6.02	Satisfaction of Conditions.38
6.03	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.38
6.04	Governmental Reviews.39
6.05	Plug Back Wells; Plug Back Well Operations.39
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	40
7.01	Accuracy of Representations.40
7.02	Seller’s Performance.40
7.03	No Proceedings.40
7.04	No Orders.40
7.05	Necessary Consents and Approvals.40
7.06	Closing Deliverables.40
7.07	Performance Condition.40
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	41
8.01	Accuracy of Representations.41
8.02	Buyer’s Performance.41
8.03	No Proceedings.41
8.04	No Orders.41
8.05	Necessary Consents and Approvals.41
8.06	Closing Deliverables.41
8.07	Qualifications.41
ARTICLE 9 TERMINATION	42
9.01	Termination Events.42
9.02	Effect of Termination; Distribution of the Deposit Amount.43
9.03	Return of Records Upon Termination.44
ARTICLE 10 INDEMNIFICATION; REMEDIES	45
10.01	Survival.45
10.02	Indemnification and Payment of Damages by Seller.45
10.03	Indemnification and Payment of Damages by Buyer.46

10.04	Indemnity Net of Insurance.47
10.05	Limitations on Liability.47
10.06	Procedure for Indemnification – Third Party Claims.47
10.07	Procedure for Indemnification – Other Claims.48
10.08	Indemnification of Group Members.48
10.09	Extent of Representations and Warranties.48
10.10	Redhibition Waiver.49
10.11	UTPCPL Waiver.50
10.12	Compliance With Express Negligence Test.50
10.13	Limitations of Liability.50
10.14	No Duplication.50
10.15	Disclaimer of Application of Anti-Indemnity Statutes.50
10.16	Waiver of Right to Rescission.51
ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	51
11.01	Title Examination and Access.51
11.02	Preferential Purchase Rights.51
11.03	Consents.52
11.04	Title Defects.52
11.05	Title Defect Value.52
11.06	Seller’s Cure or Contest of Title Defects.53
11.07	Limitations on Adjustments for Title Defects.54
11.08	Title Benefits.55
11.09	Buyer’s Environmental Assessment.56
11.10	Environmental Defect Notice.56
11.11	Exclusion, Cure or Contest of Environmental Defects.56
11.12	Limitations.58
11.13	Exclusive Remedies.58
11.14	Casualty Loss and Condemnation.59
11.15	Expert Proceedings.59
ARTICLE 12 EMPLOYMENT MATTERS	61
12.01	Seller Benefit Plans61
12.02	Pre-Employee Start Date Claims under Seller Benefit Plans and Vacation Rollover61
12.03	Available Employees’ Offers and Post-Employee Start Date Employment and Benefits61
12.04	Savings Plans62
12.05	Post-Employee Start Date Employment Claims62
12.06	Buyer Welfare Plans62
12.07	WARN Act.63
12.08	No Third Party Beneficiary Rights.63
ARTICLE 13 GENERAL PROVISIONS	63
13.01	Records.63
13.02	Expenses.64

13.03	Notices.65
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver.66
13.05	Further Assurances.67
13.06	Waiver.67
13.07	Entire Agreement and Modification.67
13.08	Assignments, Successors, and No Third Party Rights.68
13.09	Severability.68
13.10	Article and Section Headings, Construction.68
13.11	Counterparts.69
13.12	Press Release.69
13.13	Confidentiality.69
13.14	Name Change.69
13.15	Preparation of Agreement.70
13.16	Appendices, Exhibits and Schedules.70

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Fee Minerals
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Field Offices and Associated Properties
Exhibit A-4	Pipeline and Gathering Systems
Exhibit A-5	Surface Deeds
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Excluded Assets
Exhibit F	Vehicles
Exhibit G	Form of Deed
Exhibit H-1	Form of Seller Certificate
Exhibit H-2	Form of Buyer Certificate
Exhibit I	Available Employee Job Titles

Schedule 1.1(a)	Voluntary Unitization Agreements
Schedule 2.07	Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed and Retained Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Current Commitments
Schedule 3.13	Environmental Laws
Schedule 3.14	Permits
Schedule 3.15	Wells
Schedule 3.16	Payout Balances
Schedule 3.17(a)	Seller Benefit Plans
Schedule 3.18	Royalties; Suspense Funds
Schedule 5.02	Certain Authorized Pre-Closing Actions
Schedule 6.05	Plug Back Wells
Schedule 7.07	Performance Wells

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 27, 2020 (the “Execution Date”), by and between Riviera Upstream, LLC, a Delaware limited liability company (“Riviera Upstream”), and Riviera Operating, LLC, a Delaware limited liability company (“Riviera Operating” and together with Riviera Operating the “Seller”), and NGLF Energy, LLC an Oklahoma limited liability company (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the applicable Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Firm” – as defined in Section 2.05(e).

“AFE” – as defined in Section 3.12.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended.  As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.  The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to two percent (2%) of the unadjusted Purchase Price.

“Aggregate Defect Value” – as defined in Section 11.07.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Agreement” – as defined in the Preamble to this Agreement.

“Allocated Values” – the values assigned among the Wells and the Pipeline as set forth on Schedule 2.07.

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including, but not limited to:  communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such taxes) based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income or franchise Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated) and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)

all of the oil and gas leases and subleases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A, in each case except to the extent covering the Excluded Depths (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b)any and all oil, gas, water, CO2 and disposal wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)all fee mineral interests relating to the Lands, except to the extent such mineral rights cover or relate to the Excluded Depths, including those described in Exhibit A-1 (such interest, the “Fee Minerals”);

(d)all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”), including those voluntary unitization agreements set forth on Schedule 1.1(a);

(e)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-2;

(f)all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g)the real property described on Exhibit A-3 and any Personal Property located thereon (the “Field Offices and Associated Properties”);

(h)all pipelines and gathering systems described on Exhibit A-4 (the “Pipelines”);

(i)all surface fee interests covered by the deeds described on Exhibit A-5 (the “Conveyed Surface Fee Interests”);

(j)the vehicles described on Exhibit F, subject to Seller’s right to remove any vehicles from Exhibit F assigned to Available Employees who are not made an offer of employment by Buyer in accordance with Section 12.03;

(k)all salt water disposal wells and evaporation pits that are located on the Lands;

(l)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(m)all Imbalances relating to the Assets;

(n)the Suspense Funds not related to the Excluded Assets;

(o)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; (v) facility and well records; and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), geological and seismic data (excluding interpretive data) (collectively, “Records”);

(p)all Hydrocarbons produced from or attributable to the Assets from and after the Effective Time, and all Hydrocarbons that are in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;

(q)all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems, in each case only to the extent such assets are (i) used solely in connection with the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), (iii) located on the Property, and (iv) necessary for the continued and future operation of the Properties.

To the extent that any of the foregoing are used or relate to both the Assets (on the one hand) and certain of the Excluded Assets or any Retained Assets (on the other hand), such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Assets conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.05 (Part A).

“Available Employee” – certain employees of Seller or its Affiliates identified in the Employee Letter to whom Buyer may, but shall not be obligated to, make an offer of employment; provided, however that Seller shall not be required to identify employees in the Employee Letter beyond the job titles indicated on Exhibit I.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer Savings Plan” – as defined in Section 12.04.

“Casualty Loss” – as defined in Section 11.14.

“Closing” – as defined in Section 2.03.

“Closing Date” – as defined in Section 2.03.

“COBRA” – as defined in Section 12.06.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of July 2, 2019 between Nadel and Gussman N.V., LLC and Riviera Resources, Inc.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)the sale of the Assets by Seller to Buyer;

(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)Buyer’s acquisition, ownership, operation (where applicable in accordance with this Agreement) and exercise of control over the Assets.

“Continuing Employees” – each Available Employee who is actively at work as of the Closing Date or is on a previously scheduled and approved (by Seller or its Affiliates) short-term disability, long-term disability, workers’ compensation or other approved leave of absence and accepts an offer of employment from Buyer or its Affiliate and, in each instance, assumes employment with Buyer or its Affiliate as provided in Article 12 of this Agreement.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Conveyed Surface Fee Interests” – as set forth in the definition of “Assets”.

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – Twenty-Five Thousand Dollars ($25,000).

“De Minimis Title Defect Cost” – Twenty-Five Thousand Dollars ($25,000).

“Deed” – the Deed from Seller to Buyer, pertaining to the Conveyed Surface Fee Interests and the Fee Minerals, substantially in the form attached to this Agreement as Exhibit G.

“Defect Escrow Account” – the subaccount established as the Defect Escrow Account pursuant to the Escrow Agreement.

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Seller with respect to (A) the Pipelines that, as of the Closing Date and subject to Permitted Encumbrances, the entire and continuous length of the Pipeline necessary for the use and operation of such Pipeline as currently used and operated, is covered by a valid and enforceable right of way or other ownership or use rights in favor of Seller and (B) the Wells or Well Locations that, as of the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a)with respect to (A) the Well Location Formation for the Well Locations and (B) each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), entitles Seller to receive not less than the Net Revenue Interest set forth in Schedule 2.07 for such Well Location Formation or producing formation, and that is not subject to reduction after payout because of unleased mineral interests for which the BPO and APO interests have not already been reflected in Schedule 2.07, in each case, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)with respect to (A) the Well Location Formation for the Well Locations and (B) each currently producing formation for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), obligates Seller to bear not more than the Working Interest set forth in Schedule 2.07) for such Well Location Formation or producing formation, and that is not subject to reduction after payout because of unleased mineral interests for which the BPO and APO interests have not already been reflected in Schedule 2.07, in each case, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and

(c)is free and clear of all Encumbrances.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Dispute Notice” – as defined in Section 2.05(e).

“Disputed Environmental Amount” – as defined in Section 11.11(b).

“Disputed Matter” – as defined in Section 11.15(a).

“Disputed Title Amount” – as defined in Section 11.06(b).

“DTPA” – as defined in Section 4.11.

“Effective Time” – (a) April 1, 2020, at 12:01 a.m. local time at the location of the Assets (other than any Plug Back Wells or Retained Plug Back Wells) and (b) with respect to any Plug Back Well or Retained Plug Back Well, the first day of the calendar month immediately following the date the Plug Back Well Operations are completed for such Plug Back Well or Retained Plug Back Well.

“Employee Letter” – as defined in Section 12.03.

“Employee Start Date” – the Closing Date.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.

“Environmental Condition” – a (a) condition or activity with respect to an Asset that is in violation of any Environmental Law; or (b) a condition in, on, at or under an Asset which is required to be remediated by Environmental Law. Buyer and Seller agree that for a condition to be in violation of any statute or regulation referred to in the preceding sentence, it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency.  Notwithstanding the foregoing, Environmental Condition shall not include any plugging, abandonment or decommissioning obligations, any event or condition to the extent caused by or relating to NORM or asbestos, relating to subsidence monitoring or remediation, or that is disclosed to Buyer in writing prior to the Execution Date, or of which Buyer otherwise has Knowledge.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to this Agreement.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excludable Environmental Defect” – as defined in Section 11.11.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) income Taxes paid by Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, and other production-related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems, in each case only to the extent such assets are not (i) used solely in connection with the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), (iii) located on the Property and (iv) necessary for the continued and future operation of the Properties; (h) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets including Seller’s reserve reports; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) except for the Field Offices and Associated Properties, any offices, office leases and any personal property located in or on such offices or office leases; (p) other than the Conveyed Surface Fee Interests, any fee simple surface estate; (q) any fee mineral interests that are not Fee Minerals, and any right to production revenues associated therewith; (r) a copy of all Records; (s) any Contracts that constitute master services agreements or similar contracts; (t) any Hedge Contracts; (u) any debt instruments; (v) any of Seller’s assets other than the Assets; (w) all Available Employee files and related records; (x) any leases, wells, or mineral interests to the extent covering or relating to the Excluded Depths; and (y) any leases, wells, rights and other assets specifically listed in Exhibit E.

“Excluded Depths” – all rights title and interest in and to the Vaughn Sand Formation, defined as that sand initially indicated to be productive of gas and/or condensate in the Arkansas Louisiana Company’s J.C. Dowling Unit No. 2 Well, Section 30, Township 19 North, Rage 2 West at a depth ranging from 8850 fee to a depth of 8900 feet within the following sections in Lincoln Parish, Louisiana:  Sections 13, 24, 25, and 36 in Township 19 North, Range 3 West and Sections 17-20, 29-32 in Township 19 North, Range 2 West.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Fee Minerals” – as set forth in the definition of “Assets”.

“Field Offices and Associated Properties” – as set forth in the definition of “Assets”.

“Final Amount” – as defined in Section 2.05(e).

“Final Settlement Date” – as defined in Section 2.05(e).

“Final Settlement Statement” – as defined in Section 2.05(e).

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, parish, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Individual Claim Threshold” – as defined in Section 10.05.

“Instruments of Conveyance” – the Assignment and Deed.  Except for the special warranty of Defensible Title by, through and under Seller contained therein, the foregoing Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described below in Article 11, and that the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry.  A Seller Party will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Seller’s President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, or Executive Vice President, Finance, Administration and Chief Accounting Officer.  Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: James F. Adelson and Shelley Nichols.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves in compliance with Environmental Laws

(for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws or by a Governmental Body. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM or relating to any obligations to plug, abandon or decommission wells associated with the Assets; (b) the costs of Buyer’s or any of its Affiliate’s employees; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date; and (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States or internationally; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) general changes in Legal Requirements, in regulatory policies, or in GAAP; (xi) changes in the stock price of Buyer or Seller; (xii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (xiii) matters as to which an adjustment is provided for under Section 2.05(d) or Seller has indemnified Buyer hereunder.

“Material Contracts” – as defined in Section 3.10.

“Net Revenue Interest” – with respect to any Well or Well Location, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” or, with respect to Well Locations, limited to the Well Location Formation, and subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), after satisfaction of all other Royalties.

“Non-Operated Assets” – Assets operated by any Person other than Seller or its Affiliates.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Original Production Level” – as set forth in the definition of “Sustained Production Loss”.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Performance Well” – the Wells specified on Schedule 7.07.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)the terms and conditions of all Leases and Applicable Contracts if the net cumulative effect of such Leases and Applicable Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well or Well Location, (iii) obligate Seller to bear a Working Interest with respect to any Well or Well Location in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well or Well Location  (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest); provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)any Preferential Purchase Rights, Consents and similar agreements;

(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(d)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(e)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;

(g)all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(h)rights of a common owner or co-tenant of any interest currently held by Seller and such common owner or co-tenant as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(j)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;

(m)any Encumbrance affecting the Assets that is discharged by Seller or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(n)the Assumed Litigation and the Retained Litigation;

(o)defects based solely on assertions that Seller’s files lack information (including title opinions);

(p)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to Well or Well Location to an amount less than the Net Revenue Interest set forth in Schedule 2.07 for such Well or Well Location, (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Schedule 2.07 for such Well or Well Location (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Schedule 2.07, in the same or greater proportion as any increase in such Working Interest);

(q)defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vii) affecting only the Excluded Depths; (viii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Wells; (ix) based on a gap in Seller’s chain of title in the county or parish records to any Well (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (x) consisting of the lack of a lease amendment or consent authorizing pooling or unitization absent evidence that such lack of amendment or consent could reasonably result in another Person’s superior claim of title with respect to the affected Wells;

(r)Imbalances;

(s)plugging and surface restoration obligations related directly to the Assets, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(t)calls on Hydrocarbon production under existing Contracts set forth on Schedule 3.10;

(u)any matters referenced or set forth on Exhibit A, Exhibit B, or Schedule 2.07;

(v)mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription; and

(w)any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset from Seller to Buyer.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.

“Plug Back Operations” – as defined in Section 6.05.

“Plug Back Well Cost Cap” – as set forth in the definition of Plug Back Well Costs.

“Plug Back Well Costs” – all operating expense, capital expenditures and other Property Costs incurred in connection with the Plug Back Operations (including for any Retained Plug Back Wells) in an amount up to (but not to exceed) $250,000 in the aggregate (the “Plug Back Well Cost Cap”).

“Plug Back Wells” – (a) the Wells described on Schedule 6.05 and (b) for each such Plug Back Well that is a Retained Plug Back Well, all right, title and interest in and to the Leases, in each case, insofar as and only to the extent that such leasehold rights are necessary or convenient to own and operate (including plugging and abandoning) the applicable Well as a reasonable and prudent operator (including such leasehold rights as are necessary to produce, save, treat, transport and market Hydrocarbons produced from or attributable to each such Well from the Excluded Depths).

“Pipeline” as set forth in the definition of Assets.

“Post-Closing Date” – as defined in Section 2.05(e).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.03, based upon the best information available at the time of Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and curative actions, and overhead costs), capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), and Asset Taxes, respectively, incurred in the ordinary course of business to the extent (and only to the extent) such amounts are attributable to the use, operation, and ownership of the Assets, including the Plug Back Well Costs (subject to the Plug Back Well Cost Cap), but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) Environmental Liabilities, (c) obligations with respect to Imbalances, (d) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (e) the Specified Litigation Costs and (f) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (e), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned.  For the avoidance of doubt, “Required Consent” does not include (A) any Consents and approvals of Governmental Bodies that are customarily obtained after Closing or (B) any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – (a) the Retained Plug Back Wells (if any) and (b) any other rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after Closing.

“Retained Liabilities” – Damages, liabilities and obligations arising out of or related to (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to Seller’s or its Affiliate’s ownership or operation of the Assets prior to Closing; (c) except for (i) the Suspense Funds and (ii) any Imbalances for which the Purchase Price is adjusted downward pursuant to Section 2.05(d)(ii)(G), failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other Working Interest amounts with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership or operation of the Assets prior to the Effective Time; (d) any fine, penalty or criminal sanction imposed by or assessed by any Governmental Body against the Seller attributable to the ownership or operation of the Assets prior to the Effective Time; (e) any claim made by an employee of Seller or any Affiliate of Seller directly relating to such employment; (f) the Retained Litigation; and (g) Seller’s gross negligence or willful misconduct in the use, maintenance, ownership or operation of the Assets, prior to and including the Closing and in the performance of the Plug Back Operations to the extent not otherwise described above; provided that, (i) from and after the date that is twenty-four (24) months following the Closing Date, all Damages, liabilities and obligations arising out of clauses (a), (b) and (g) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities and (ii) from and after the date that is thirty-six (36) months following the Closing Date, all Damages, liabilities and obligations arising out of clause (c) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

“Retained Litigation” – the litigation set forth in Schedule 3.05 (Part B).

“Retained Plug Back Well Notice” – as defined in Section 6.05.

“Retained Plug Back Wells” – as defined in Section 6.05.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plans” – as defined in Section 3.17(a).

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – each of Rivera Upstream and Rivera Operating individually.

“Specified Litigation Costs” – any and all costs incurred by Sellers to Third Parties prior to Closing in order to address matters identified by the landowner related to the Assumed Litigation described on Schedule 3.05 (Part A) as the “Claim of Roebuck” prior to the Execution Date.

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup same out of proceeds of production in respect of such Wells for periods prior to the Effective Time.

“Straddle Period” – any tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Sustained Production Loss” – means that the trailing seven (7) day average of gaseous Hydrocarbon production (Mcf/day) from a Performance Well has been reduced to less than 75% of the estimated production level (Mcf/day) for such Performance Well (the “Original Production Level”), as set forth on Schedule 7.07.

“Target Closing Date” – as defined in Section 2.03.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any successor or transferee liability in respect of any items described in clause (a) above.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells, Well Locations, and the Pipeline, without duplication; provided that the following shall not be considered Title Defects:

(a)defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;

(b)any Encumbrance or loss of title resulting from Seller’s conduct of business, unless such conduct is in violation of the provisions of this Agreement;

(c)defects arising from any change in applicable Legal Requirement after the Execution Date;

(d)defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

(e)defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(f)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;

(g)defects based solely upon the title of record being held in the name of Linn Energy Holdings, LLC, Linn Operating, Inc. or Linn Operating, LLC, if Seller provides certified copies of name changes or certificates of conversion, as appropriate, showing actual ownership in Sellers; and

(h)defects or irregularities that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding income Taxes) and fees arising out of, or in connection with, the transfer of the Assets.

“Units” – as set forth in the definition of “Assets”.

“Vacation Rollover” – as defined in Section 12.02(b).

“Well Locations” – the locations of two future wells within area unitized as the LCV RA SUM Unit created pursuant to the Office of Conservation Order No. 164-Z, effective February 12, 1997 and redefined in Order No. 164-Z-18, but limited to the unitized formation described in such orders.

“Well Location Formation” – the unitized formation of the LCV RA SUM Unit created pursuant to the Office of Conservation Order No. 164-Z, effective February 12, 1997 and redefined in Order No. 164-Z-18.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Well or Well Location, the interest in and to such Well or Well Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title”, or with respect to Well Locations, limited to the Well Location Formation, and subject to any reservations, limitations or depth restrictions described in Exhibit B or Schedule 2.07), but without regard to the effect of any Royalties or other burdens.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING

2.01Assets.

Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

2.02Purchase Price; Deposit.

Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be Twenty-Six Million Five Hundred Twenty-Five Thousand Dollars ($26,525,000.00) (the “Purchase Price”).  Within one (1) Business Day after the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount.  The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount payable at Closing as provided in Section 2.05(a).  If this Agreement is terminated prior to Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

2.03Closing; Preliminary Settlement Statement.

The closing with respect to the Assets (the “Closing”) shall take place at the offices of Seller at 717 Texas Avenue, Suite 2000, Houston, Texas 77002 on or before September 1, 2020 (the “Target Closing Date”), or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”); provided that the Target Closing Date shall be extended (day for day) for the total number of days that the Defect Notice Date is extended pursuant to the last sentence of Section 11.04.  Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement.  Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement prepared by Seller in good faith setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”).  As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount.  Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith.  The estimate agreed to by Seller and Buyer or, absent such agreement, set forth in the Preliminary Settlement Statement delivered by Seller in accordance with this Section 2.03, will be the amount to be paid by Buyer to Seller at Closing, subject to the final reconciliation or agreement in accordance with Section 2.05(e).

2.04Closing Obligations.

(a)	At Closing, each Seller Party shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered (and executed and acknowledged, as appropriate), to Buyer:
(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(ii)

possession of the Assets (other than any Retained Plug Back Well) (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(d)(ii)(E));

(iii)

a certificate, in substantially the form set forth in Exhibit H-1 executed by an officer of such Seller Party, certifying on behalf of such Seller Party that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)

a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller Party (or its regarded owner, if such Seller Party is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;
(vi)

a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller Party or its Affiliates affecting the Assets;

(vii)

for each Well operated by Seller or its Affiliate on the Closing Date (other than any Retained Plug Back Well), such regulatory documentation on forms prepared by Buyer as is necessary to designate Buyer as operator of such Wells; and

(viii)

such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

(b)	At Closing, Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:
(i)

the Preliminary Amount, less the Deposit Amount, by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;
(iii)

a certificate, in substantially the form set forth in Exhibit H-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;
(v)

evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own the Assets; and

(vi)

such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

2.05Allocations and Adjustments.

If the Closing occurs:

(a)

Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets (including those identified on Exhibit A-4) on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) (i) all Property Costs (other than the Plug Back Well Costs, which are addressed in clause (ii)) attributable to the Assets and incurred from and after the Effective Time and (ii) all Plug Back Well Costs (including for the Retained Plug Back Wells) in an amount up to (but not to exceed) the Plug Back Well Cost Cap.  Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) (A) all Property Costs attributable to the Assets and incurred prior to the Effective Time, other than any Plug Back Well Costs (including for the Retained Plug Back Wells) in an amount up to (but not to exceed) the Plug Back Well Cost Cap, (B) any Plug Back Well Costs in excess of the Plug Back Well Cost Cap and (C) the Specified Litigation Costs.  “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)

Without limiting the allocation of costs and receipts set forth in Section 2.05(a), Seller shall be entitled to deduct and retain as overhead charges for the Assets operated by Seller or its Affiliate an amount equal to $20,000 per month (prorated for partial months) for the time period between the Effective Time and the Closing Date. The charges and deductions under this Section 2.05(b) shall accrue from the Effective Time through the month in which transfer of operations occurs; provided however, that the overhead charges for the month in which transfer of operations occurs shall be prorated based upon the number of days in such month that Seller or its Affiliate operated such Wells (and for the number of days that the Well was in drilling or completion, or was in production, as applicable).

(c)

For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run; provided, however, that liquid Hydrocarbon volumes in storage tanks shall be limited to include only those volumes above the load line in such storage tanks, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported.  In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 13.02(b).

(d)	The Purchase Price shall be, without duplication,
(i)	increased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by Seller;
(C)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that have been paid by Seller (1) that are attributable to the ownership of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time) or (2) that are Plug Back Well Costs (but excluding the amount of any Plug Back Well Costs in excess of the Plug Back Well Cost Cap that are allocated to Seller pursuant to Section 2.05(a));

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;
(E)

to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;

(F)	the amount of the Specified Receivables, up to a maximum of $50,000;
(G)

if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ii)	decreased by the following amounts:
(A)

the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(b) but paid or economically borne by Buyer;
(C)	the aggregate amount of all downward adjustments pursuant to Article 11;
(D)

the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that are (1) attributable to the ownership of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) other than Plug Back Well Costs that are allocated to Buyer pursuant to Section 2.05(a) or (2) that are Plug Back Well Costs in excess of the Plug Back Well Costs Cap and, in each case, paid by Buyer;

(E)	the amount of the Suspense Funds;
(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;
(G)

if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time;  and

(H)

if applicable, the amount any Specified Litigation Costs that are the responsibility of Sellers pursuant to Section 2.05(a) but that are actually paid by Buyer on or after Closing (without duplication of any amounts previously paid by Sellers to Third Parties).

(e)

As soon as practicable after Closing, but no later than one hundred twenty 120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (each, a “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price attributable to the Assets.  On or before thirty (30) days after receipt of a Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”).  During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement.  Any changes not included in the Dispute Notice for a particular Final Settlement Statement shall be deemed waived.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to a Final Settlement Statement, then such Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties.  Upon delivery of a Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred fifty (150) days after the Closing Date (the “Post-Closing Date”).  Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(d)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally recognized independent accounting firm mutually agreed to by the Parties (the “Accounting Firm”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Firm shall finally determine such disputed item in accordance with the terms of this Agreement.  The Accounting Firm shall act as an expert and not an arbitrator.  In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The decision of the Accounting Firm shall be binding on the Parties, and the fees and expenses of the Accounting Firm shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.  The date upon which all adjustments and amounts in a Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Firm as set forth in this Section 2.05(e) shall be called a “Final Settlement Date,” and the portion of the final adjusted Purchase Price applicable to the Closing shall be called the “Final Amount.”  If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount.  Such payment shall be made within five (5) Business Days after the applicable Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

2.06Assumption.

If Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time (except as otherwise provided herein), including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance or ownership of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) reserved; (i) attributable to or resulting from Asset Taxes and assessments attributable to the Assets to the extent attributable to periods (or portions thereof) from and after the Effective Time; (j) attributable to or resulting from Transfer Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, if any, imposed or required in connection with the sale of the Assets to Buyer or the filing or recording of all assignments related to the sale of the Assets to Buyer; (k) attributable to the Leases and the Applicable Contracts; and (l) subject to Section 2.05(d)(ii)(H), attributable to the Assumed Litigation.  Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets.  From and after Closing, but effective as of the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

2.07Allocation of Purchase Price.

The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07 hereto. Buyer shall provide the initial draft of Schedule 2.07 and the Parties shall cooperate in good faith to agree upon such schedule and any adjustments to such schedule made pursuant to this Section 2.07. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof.  Seller and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”).  Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to this Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior consent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller Party represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01Organization and Good Standing.

Such Seller Party is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Such Seller Party is not a “foreign person” for purposes of Section 1445 of the Code.

3.02Authority; No Conflict.

(a)

The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller Party.  This Agreement has been duly executed and delivered by such Seller Party and at the Closing, all instruments executed and delivered by such Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party.  This Agreement constitutes the legal, valid, and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Upon execution and delivery by such Seller Party of the Instruments of Conveyance at Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets.  Upon the execution and delivery by such Seller Party of any other documents at Closing (collectively with the Instruments of Conveyance, such Seller Party’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)

Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by such Seller Party nor the consummation or performance of any of the Contemplated Transactions by such Seller Party shall, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller Party, or (B) any resolution adopted by the board of directors, managers or officers of such Seller Party;

(ii)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller Party, or any of the Assets, may be subject;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03Bankruptcy.

Except for claims or matters related to the bankruptcy case of Linn Energy, LLC and its subsidiaries commenced on May 11, 2016 and concluded on September 27, 2018, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller Party or, to such Seller Party’s Knowledge, Threatened against such Seller Party.

3.04Taxes.

All material Tax Returns required to be filed by such Seller Party with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects.  All material Asset Taxes required to be paid by such Seller Party with respect to the Assets that are or have become due have been timely paid in full, and such Seller

Party is not delinquent in the payment of any such Asset Taxes.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes relating to the Assets.  There are no administrative or judicial proceedings by any taxing authority pending against Seller relating to or in connection with any Asset Taxes relating to the Assets.  All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects.  Except as disclosed on Schedule 3.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

3.05Legal Proceedings.

Other than the Assumed Litigation and the Retained Litigation, such Seller Party has not been served with any Proceeding, no Proceedings are pending and, to such Seller Party’s Knowledge, there is no Threatened Proceeding (except for immaterial or frivolous claims) against such Seller Party or any of its Affiliates, in each case, that (a) relates to such Seller Party’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.06Brokers.

Neither such Seller Party nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller Party and its Affiliates.

3.07Compliance with Legal Requirements.

To such Seller Party’s Knowledge, except as set forth in Schedule 3.07 or where lack of compliance would not have a Material Adverse Effect, there is no uncured violation by such Seller Party of any Legal Requirements (other than Environmental Laws) with respect to such Seller Party’s ownership or operation of the Assets.

3.08Prepayments.

Except for any Imbalances, such Seller Party has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09Imbalances.

To such Seller Party’s Knowledge, except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller Party’s obligations relating to the Wells as of the Effective Time.

3.10Material Contracts.

Schedule 3.10 sets forth all Applicable Contracts with respect to such Seller Party of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)

any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on ninety (90) days’ or less notice;

(b)

any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller Party of more than Fifty Thousand Dollars ($50,000) net to such Seller Party’s interest during the current or any subsequent fiscal year or more than Two Hundred

Fifty Thousand Dollars ($250,000) in the aggregate net to such Seller Party’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)

any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract or that creates a financial lien or encumbrance on title to any Asset; and

(d)

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Time (in each case, excluding any tax partnership).

Neither such Seller Party, nor to the Knowledge of such Seller Party, any other party is in default under any Material Contract, except as set forth in Schedule 3.10.  Except as set forth in Schedule 3.10, there are no Contracts with Affiliates of such Seller Party that will be binding on the Assets after Closing.

3.11Consents and Preferential Purchase Rights.

Except as set forth in Schedule 3.11, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller Party which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing and (b) Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee.

3.12Current Commitments.

Schedule 3.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than Fifty Thousand Dollars ($50,000) (net to such Seller Party’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

3.13Environmental Laws.

  Except as disclosed on Schedule 3.13, (a) there are no actions, suits or proceedings pending, or to such Seller Party’s Knowledge, threatened in writing, before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b) such Seller Party has received no notice from any Governmental Body of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any Permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof, and (c) to such Seller Party’s Knowledge, except where lack of compliance would not have a Material Adverse Effect, there is no uncured violation by such Seller Party of any Environmental Law with respect to such Seller Party’s ownership or operation of the Assets.

3.14Permits.

To Seller’s Knowledge, except for Permits required under Environmental Laws or as set forth in Schedule 3.14, (a) with respect to any Assets currently operated by Seller or any of its Affiliates, Seller or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with all such Permits.

3.15Wells.

Except as disclosed on Schedule 3.15 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, (b) there are no Wells that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body, and (c) all Wells that are operated by a Seller Party or its Affiliate (and that have been drilled during such Seller Party or its Affiliates’ period of operatorship) have, in all material respects, been drilled and completed at legal locations and within the limits permitted by all applicable Leases, and pooling or unit agreements.

3.16Payout Balances.

Schedule 3.16 sets forth, to Seller’s Knowledge, the payout balances as of the Execution Date for each Well subject to payout.

3.17Employee Benefits

.

(a)

Schedule 3.17(a) contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by such Seller Party or any of its ERISA Affiliates for the benefit of any Available Employee (collectively, such Seller Party’s “Seller Benefit Plans”).

(b)

THIS SECTION 3.17 CONTAINS THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER PARTY WITH RESPECT TO EMPLOYEE BENEFITS MATTERS.  NO OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED AS CONSTITUTING A REPRESENTATION OR WARRANTY REGARDING SUCH MATTERS.

3.18Royalties; Suspense Funds.

  To Seller’s Knowledge (a) all rentals, royalties and other payments necessary to prevent the termination of any of the Leases have been paid in all material respects, other than the Suspense Funds and (b) Schedule 3.18 sets forth all Suspense Funds as of the date set forth in such Schedule.

3.19Knowledge Qualifiers for Non-Operated Assets.

  To the extent that such Seller Party has made representations or warranties in Sections 3.08, 3.10, 3.12, 3.13(a), 3.15(a)-(b) and 3.18(a) in connection with matters relating to Non-Operated Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase, “To such Seller Party’s Knowledge.”

3.20Disclosures with Multiple Applicability; Materiality.

If any fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described.  Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect.  Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

3.21Disclosure.

  To the best of Seller’s Knowledge, all documents, information, books, records, files, and other data that Seller has provided or made available to Buyer is true and correct in all material respects.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be in breach of this Section 3.21 in the absence of (and then only to the extent of) Seller’s willful breach, fraud or bad faith.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01Organization and Good Standing.

Buyer is an Oklahoma limited liability company, and duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02Authority; No Conflict.

(a)

This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)

Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03Certain Proceedings.

There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04Knowledgeable Investor.

Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at Closing.  Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05Qualification.

Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.  Without limiting Section 6.02, Buyer is, or as of Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own the Assets.  Buyer has, or as of the Closing Date will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets.  To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06Brokers.

Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated

Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07Financial Ability.

Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents.  Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08Securities Laws.

The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws.  At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions.  Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09Due Diligence.

Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise).

4.10Basis of Buyer’s Decision.

By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller.  Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions.  Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate, or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

4.11Business Use, Bargaining Position.

Buyer is purchasing the Assets for commercial or business use.  Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller.  Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq.  (the “DTPA”), to the extent applicable, or any similar Legal Requirement.  Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.

4.12Bankruptcy.

There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer.  Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5
COVENANTS OF SELLER

5.01Access and Investigation.

(a)

Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall afford Buyer and its Representatives access, by appointment only, during Seller’s regular hours of business to reasonably appropriate Seller’s personnel, any contracts, books and records, and other documents and data related (including lease operating statements) to the Assets, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third Parties in order to obtain such consent); provided that, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files, and other data that it may provide or disclose to Buyer.

(b)

Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling.  Environmental review shall not exceed the review contemplated by a Phase I

Environmental Site Assessment without Seller’s prior written permission, which may be withheld in Seller’s sole discretion.
(c)

Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate on the Closing Date; provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Closing Date.

5.02Ownership of the Assets.

Except (x) for the Plug Back Operations, (y) as set forth on Schedule 5.02 or (z) as required by applicable Legal Requirements, between the Execution Date and the Closing Date, Seller shall operate its business with respect to its ownership of the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)

not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)

not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);

(c)

not propose, or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of Fifty Thousand Dollars ($50,000) net to Seller’s interest, except for any emergency operations;

(d)

not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02.  Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02.  Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10)

days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period.  Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.  Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

5.03Insurance.

Seller shall maintain in force during the period from the Execution Date until the Closing Date all of Seller’s insurance policies pertaining to the Assets (in the amounts and with the coverages currently maintained by Seller and, if applicable after Closing, will continue to maintain insurance coverage at the levels that would be maintained by a reasonably prudent operator during any period when Seller is performing the Plug Back Operations.  The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.04Consent and Waivers.

Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.  Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents.  Buyer shall cooperate with Seller in seeking to obtain such Consents.

5.05Amendment to Schedules.

Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters discovered or occurring subsequent to the Execution Date and on or before the Closing Date.  If any matter shown on such supplement constitutes a Material Adverse Effect, Buyer may terminate this Agreement by delivering written notice to Seller (which notice will set forth the basis for such termination) on or before the third (3rd) Business Days after receipt of Seller’s supplement to the Schedules without further liability whatsoever (except as may otherwise be expressly provided herein), whereupon the Deposit Amount shall be returned to Buyer as provided in Section 9.02(d).  If Buyer does not terminate this Agreement pursuant to the preceding sentence, then except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement; provided, however, that if Closing occurs, then such supplements shall be incorporated into Seller’s disclosure Schedules as if the same had been disclosed on and as of the Execution Date.

5.06Change of Operator.

  While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Seller agrees, however, that as to the Assets any Seller Party or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.  Seller will use commercially reasonable efforts to assist Buyer to obtain all necessary Permits in connection with Buyer’s designation as operator as to the Assets Seller presently operates as of Closing.

ARTICLE 6
OTHER COVENANTS

6.01Notification and Cure.

Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition.  If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.02Satisfaction of Conditions.

Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided, however, that if Seller or Buyer, as applicable, is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.

6.03Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)

The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer.  On or before the Closing Date (or, with respect to any Retained Plug Back Wells conveyed to Buyer pursuant to Section 6.05, the date such Retained Plug Back Wells are conveyed to Buyer), Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own the Assets that are to be conveyed to Buyer at Closing.

(b)

Promptly (but in no event later than thirty (30) days) after Closing (or, with respect to any Retained Plug Back Wells conveyed to Buyer pursuant to Section 6.05, the date such Retained Plug Back Wells are conveyed to Buyer), Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets conveyed to Buyer at Closing and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings.  Buyer shall indemnify, defend, and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.04Governmental Reviews.

Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions.  Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

6.05Plug Back Wells; Plug Back Well Operations.

From and after the Execution Date until the Closing Date, Seller shall use commercially reasonable efforts to plug back and mechanically separate the Plug Back Wells from the Excluded Depths (making such Well(s) incapable of producing from the Excluded Depths) in accordance with applicable rules and regulations of the State of Louisiana (the “Plug Back Operations”).  At least five (5) days in advance of any Plug Back Operations, Seller shall provide written notice to Enable Mississippi River Transmission LLC of the approximate dates the Plug Back Operations will take place along with a description of the procedure of such Plug Back Operations, along with an invitation to be on site to view the Plug Back Operations.  If the Plug Back Operations for any Plug Back Well have not been completed as of the Closing Date, then such Plug Back Well shall be retained by Seller at Closing as Retained Assets (the “Retained Plug Back Wells”) and following the Closing, Seller shall continue to use commercially reasonable efforts to complete the Plug Back Operations for any Retained Plug Back Wells.  Seller shall provide written notice to Buyer when the Plug Back Operations on all of the Retained Plug Back Wells have been completed (the “Retained Plug Back Well Notice”) and within five (5) Business Days following delivery of the Retained Plug Back Well Notice, Seller shall assign and convey such Retained Plug Back Wells to Buyer on a form of assignment substantially in the form of the Assignment (modified to reflect the conveyance of only the applicable Retained Plug Back Wells and associated assets, rights, and obligations) effective as of the Effective Time and upon such conveyance, the Retained Plug Back Wells shall be deemed Assets for all purposes.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part), in each case, insofar as such conditions pertain to the Assets to be conveyed from Seller to Buyer at Closing:

7.01Accuracy of Representations.

All of Seller’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

7.02Seller’s Performance.

  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to Closing must have been duly performed and complied with in all material respects.

7.03No Proceedings.

Since the Execution Date, there must not have been commenced or Threatened against Seller, or against any of Seller’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04No Orders.

On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05Necessary Consents and Approvals.

All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06Closing Deliverables.

  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

7.07Performance Condition.

  As of the date that is three days prior to the Closing Date, none of the Performance Wells has undergone a Sustained Production Loss that has not been subsequently cured (such that a Sustained Production Loss no longer exists for such Performance Well) on any date on or prior to the Outside Date.

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part), in each case, insofar as such conditions pertain to the Assets to be conveyed from Seller to Buyer at Closing:

8.01Accuracy of Representations.

All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

8.02Buyer’s Performance.

  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to Closing must have been duly performed and complied with in all material respects.

8.03No Proceedings.

Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04No Orders.

On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05Necessary Consents and Approvals.

All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06Closing Deliverables.

  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

8.07Qualifications.

Buyer shall have obtained all authorizations, qualifications, and approvals required to be obtained prior to Closing under Section 6.03(a).

ARTICLE 9
TERMINATION

9.01Termination Events.

This Agreement may, by written notice given prior to or on the Closing Date, be terminated:

(a)	by mutual written consent of Seller and Buyer;
(b)	by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)

by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)

by either Seller or Buyer if Closing has not occurred on or before September 30, 2020 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result primarily from the terminating Party’s material Breach of this Agreement;

(e)

by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;

(f)

by Seller if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, exceeds twenty percent (20%) of the unadjusted Purchase Price;

(g)

by Buyer if the sum of (i) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (ii) all Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward

Purchase Price adjustments under Section 11.03, exceeds twenty percent (20%) of the unadjusted Purchase Price; or
(h)	by Seller if Buyer fails to deposit the Deposit Amount into the Escrow Account on or before 5:00 p.m. (Central Time) on the first (1st) Business Day after the Execution Date.

9.02Effect of Termination; Distribution of the Deposit Amount.

(a)

If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) pursuant to Section 9.02(b), (b) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, (c) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 9.02(b), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements hereunder, the other Party shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled, and (d) the following provisions shall survive the termination: Article 1, Sections 9.02, 10.02(c), 10.03(c), 10.06, 10.07, 10.11, 10.12, 10.13, 10.14, Article 13 (other than Section 13.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):
(i)

If Seller has the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein), then, in either case, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty).  If Seller elects to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  For the avoidance of doubt, provided that Seller has received the Deposit Amount as liquidated damages (and not as a penalty), Seller has no right of specific performance under this Agreement.

(ii)

If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to retention of the Deposit Amount) be entitled to damages from Seller in an amount equal to the Deposit Amount, as liquidated damages (and not as a penalty).  If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and receive damages in an amount equal to the Deposit Amount as liquidated damages, the Parties shall, within two (2) Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller, after irrevocable and unconditional payment of the liquidated damages to Buyer pursuant to this Section 9.02(b)(ii), shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)

The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(d)

If this Agreement is terminated by Buyer pursuant to Section 5.05, or by either Buyer or Seller pursuant to Section 9.01 (other than Section 9.01(h)) for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.  If this Agreement is terminated by Seller in accordance with Section 9.01(h), then upon such termination, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

9.03Return of Records Upon Termination.

Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 10
INDEMNIFICATION; REMEDIES

10.01Survival.

The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 3.04 and the covenants and agreements in Section 2.07 and Section 13.02(b)-(d) shall survive for the applicable statute of limitations or prescription plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for twenty-four (24) months after Closing, (d) all other representations, warranties of Seller shall survive for twelve (12) months after Closing, (e) all covenants and agreements of Seller to be performed at or following the Closing shall survive until fully performed, (f) all covenants and agreements of Buyer shall survive until fully performed, and (g) all representations, warranties of Buyer shall survive indefinitely.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.  The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date.  All other indemnities, and all other provisions of this Agreement, shall survive Closing without time limit except as may otherwise be expressly provided herein.

10.02Indemnification and Payment of Damages by Seller.

Except as otherwise limited in this Article 10, from and after Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;
(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;
(c)	the Retained Liabilities;
(d)	the use or ownership of the Excluded Assets; and
(e)

the use or ownership of the Retained Assets (including the Retained Plug Back Wells, unless and until such time as such Retained Assets are conveyed to Buyer as Assets under the terms of this Agreement).

Notwithstanding anything to the contrary contained in this Agreement, and except for Buyer’s termination rights and remedies under Article 9 of this Agreement, after Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies for Seller’s

Breaches, all other legal rights and remedies being expressly waived by Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to Closing, or the condition, quality, status, or nature of the Assets prior to Closing, including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of Seller’s Affiliates; provided that Buyer is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Seller of Article 13.  Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to this Section 10.03.

10.03Indemnification and Payment of Damages by Buyer.

Except as otherwise limited in this Article 10 and Article 11, from and after Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;
(c)

any Damages caused by Buyer arising out of or relating to access to the Assets and contracts, books and records and other documents and data relating thereto prior to Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, and except for Seller’s termination rights under Article 9 of this Agreement, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group; provided that Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 13.

10.04Indemnity Net of Insurance.

The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05Limitations on Liability.

Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed Fifty Thousand Dollars ($50,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed three percent (3%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed three percent (3%) of the unadjusted Purchase Price.  Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price.  Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

10.06Procedure for Indemnification – Third Party Claims.

(a)

Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10.  The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise materially prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)

If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding and approval of such counsel, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.  If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim.  Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding.  If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (3) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07Procedure for Indemnification – Other Claims.

A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08Indemnification of Group Members.

The indemnities in favor of Buyer and Seller provided in Section 10.08 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members.  Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement.  No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09Extent of Representations and Warranties.

(a)

Except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel, or any other agent, consultant, or Representative of Seller).  Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell Hydrocarbon production after Closing), (e) the environmental condition and other condition of the Assets and any potential liability arising from or related to the Assets and (f) the presence or absence of asbestos, norm, or other wastes or hazardous materials in or on the assets in quantities typical for oilfield operations in the area where the Assets are located.

(b)

Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).  Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

10.10Redhibition Waiver.

  Buyer: (a) waives all rights in redhibition pursuant to Louisiana Civil Code Article 2475 and Articles 2520 through 2548; (b) acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof; and (c) acknowledges that this waiver has been brought to the attention of Buyer, has been explained in detail and that Buyer has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects with respect to the Assets.

10.11UTPCPL Waiver.

  To the extent applicable to the Assets or any portion thereof, Buyer hereby waives the provisions of the Louisiana Unfair Trade Practices and Consumer Protection Law (LA.  R.S. 51.1401, et seq.).  Buyer warrants and represents that it: (a) is experienced and knowledgeable with respect to the oil and gas industry generally and with transactions of this type specifically; (b) possesses ample knowledge, experience and expertise to evaluate independently the merits and risks of the Contemplated Transactions; and (c) is not in a significantly disparate bargaining position.

10.12Compliance With Express Negligence Test.

The Parties agree that any indemnity, defense, and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any group member thereof not be covered by the release, defense, or indemnity obligations in this Agreement.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.13Limitations of Liability.

Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary, or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.  Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.14No Duplication.

Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein.  Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.15Disclaimer of Application of Anti-Indemnity Statutes.

  Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.16Waiver of Right to Rescission.

  Seller and Buyer acknowledge that, following Closing, the payment of money pursuant to the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions consummated at Closing.  As the payment of money shall be adequate compensation, following

Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01Title Examination and Access.

Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets.  For such purposes, until the Defect Notice Date, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02Preferential Purchase Rights.

Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to Closing Date and in accordance with Section 5.04.  To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets.  The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained.  On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase Price.  After Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party.  If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.  If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.03Consents.

Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:
(i)

If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at Closing as part of the Assets.  Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)

If the Consent is a Required Consent, the Purchase Price (or portion thereof payable at Closing) shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

(b)

Notwithstanding the provisions of Section 11.03(a), if Seller obtains a Required Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing Date, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.04Title Defects.

Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on August 14, 2020 (the “Defect Notice Date”).  To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Well, Well Location, or portion thereof (including the currently producing formation, as applicable) or portion of the Pipeline affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”).  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week.  Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the special warranty of Defensible Title in the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.  Notwithstanding the foregoing, in the event that any governmental office required for Buyer to conduct title due diligence of the Assets is closed during a Business Day (including without limitation, closures relating to Covid-19), and such governmental office has not made records or other required diligence information available by electronic or other means during such closure, then the Defect Notice Date for Title Defects will be extended for an equivalent period of time of such closure.

11.05Title Defect Value.

The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)

if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)

if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.07;

(d)

if the Title Defect represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Schedule 2.07 (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Schedule 2.07, and then calculating the adjustment in the manner set forth in clause (c) above; and

(e)

if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.  The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.  The value of any claim against the special warranty of Defensible Title set forth in the Instruments of Conveyance shall be determined pursuant to the guidelines in this Section 11.05, mutates mutandis, where applicable.

11.06Seller’s Cure or Contest of Title Defects.

Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)

Seller shall have the right to cure any Title Defect on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date.  If Seller elects to cure and:

(i)

actually cures the Title Defect (“Cure”), prior to Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not cure the Title Defect prior to Closing, then Seller shall:
(A)

convey the affected Asset to Buyer at Closing and Buyer shall pay for the affected Asset at Closing; provided, however that if Seller is unable to Cure the Title Defect within the time provided in this Section 11.06, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset; or

(B)

if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)

Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects.  Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose.  However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at Closing; (ii) subject to the Aggregate Defect Deductible, the Purchase Price shall be adjusted downward in an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), which Disputed Title Amount (after taking into account the Aggregate Defect Deductible) shall be deposited into the Defect Escrow Account at Closing pending final resolution of such Title Defect; and (iii) within two (2) Business Days following final resolution of such Title Defect in accordance with Section 11.15, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer (or portions thereof to both Parties), as applicable.

11.07Limitations on Adjustments for Title Defects.

Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values), plus (y) the Aggregate Environmental Defect Value (such sum, the “Aggregate Defect Value”) exceeds the Aggregate Defect Deductible (and then only with respect to the amount by which the Aggregate Defect Value exceeds the Aggregate Defect Deductible).  In addition, if the Title Defect Value for any single Title Defect for a particular Well, Well Location or the Pipeline is less than the De Minimis Title Defect Cost, such value shall not be considered in calculating the Aggregate Title Defect Value or the Aggregate Defect Value.

11.08Title Benefits.

If Seller discovers any right, circumstance or condition that operates (a) to increase the Net Revenue Interest for any Well or Well Location above that shown in Schedule 2.07, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Schedule 2.07 for such Well or Well Location or (b) to decrease the Working Interest of Seller in any Well below that shown in Schedule 2.07, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Schedule 2.07 for such Well or Well Location (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”).  Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners prior to the Defect Notice Date.  The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07 then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.07; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Schedule 2.07 (with respect to any Well or Well Location), then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Schedule 2.07, and then calculating the adjustment in the manner set forth in clause (ii) above; and (iv) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period.  If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value.  If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit.  If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09Buyer’s Environmental Assessment.

Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets.  During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations.  No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent.  Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.

11.10Environmental Defect Notice.

Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date.  To be effective, an Environmental Defect Notice shall include: (i) the Well(s), Well Location, or portion of the Pipeline affected; (ii) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value.  To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date. Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.11Exclusion, Cure or Contest of Environmental Defects.

Either Party may, in its sole discretion, elect to exclude from the Closing any Asset (and any directly related Asset that, in Seller’s reasonable discretion, cannot be practically separated from the affected Asset, which will become Retained Assets) affected by an asserted Environmental Defect if (x) the Environmental Defect value with respect to such Environmental Defect equals or exceeds the Allocated Value(s) of such affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof or (y) in the event the affected Asset has no Allocated Value, if the Environmental Defect exceeds $50,000, (provided there shall be no adjustment to the Purchase Price on account of such defect) (each of (x) and (y), an “Excludable Environmental Defect”).  In addition, Seller may, in its sole discretion, contest any asserted Environmental Defect or the good faith estimate of the Environmental Defect Value as described in Section 11.11(b) (including for purposes of determining whether Buyer is permitted to exclude any Asset(s) in accordance with the previous sentence).  Without limiting Seller’s right to exclude any Asset or contest any Environmental Defect in accordance with this Section 11.11, Seller may (by delivering written notice of such election at or prior to the Closing Date) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

(a)

Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date or, if later, after the date of resolution of such Environmental Defect or the Environmental Defect Value by an Expert (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date or, if later, after the applicable Expert Decision date, together with Seller’s proposed plan and timing for such remediation, and Seller shall remain liable for all Damages arising out of or in connection with such Environmental Defect until such time as such remediation or cure is completed.  If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure.  If Seller elects to pursue remediation or cure and:

(i)

completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Well(s), Well Location, or the Pipeline shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)

does not complete a Complete Remediation prior to Closing, unless Seller or Buyer is permitted to (and elects to) exclude such Asset(s) in accordance with this Section 11.11, then Seller shall convey the affected Asset(s) to Buyer at Closing and Buyer shall pay for the affected Asset(s) at Closing; provided, however that if Seller is unable to complete a Complete Remediation of the Environmental Defect within the time provided in this Section 11.11, then Seller shall include a downward adjustment in the Final Settlement Statement equal to the Environmental Defect Value for such Asset(s) (after taking into account Seller’s partial remediation or cure, if any, of such Environmental Defect).

(b)	Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose.  However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15.  If a contested Environmental Defect cannot be resolved prior to Closing, (i) the affected Well(s), Well Location or Pipeline, together with any other Assets appurtenant thereto, shall be included with the Assets conveyed to Buyer at Closing (provided that, if the dispute relates to whether a Party can exclude an Asset subject to an alleged Excludable Environmental Defect, then such Asset shall be retained by Seller at Closing and shall be a Retained Asset); (ii) subject to the Aggregate Defect Deductible, the Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), which Disputed Environmental Amount (after taking into account the Aggregate Defect Deductible) shall be deposited into the Defect Escrow Account at Closing pending final resolution of such Environmental Defect; (iii) within two (2) Business Days following final resolution of such Environmental Defect in accordance with Section 11.15, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer (or portions thereof to both Parties), as applicable; and (iv) if the resolution of any dispute is that an Environmental Defect does not constitute an Excludable Environmental Defect, Seller shall assign and convey to Buyer (and Buyer will accept and receive from Seller) the affected Assets (effective as of the Effective Time) on a form of assignment substantially in the form of the Assignment (modified to reflect the conveyance of only such Assets), which will no longer be deemed Retained Assets.

11.12Limitations.

Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible.  If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

11.13Exclusive Remedies.

(a)

Except for the special warranty of Defensible Title in the Assignment, and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Sellers make no warranty or representation, express, implied, statutory or otherwise with respect to Sellers’ title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 11.06 or, if applicable, Section 9.01(h) and (b) after Closing, shall be pursuant to the special warranty of Defensible Title in the Assignment.  Buyer shall not be entitled to protection under Sellers’ special warranty of Defensible Title in the Assignment against any Title Defect reported by Buyer under Section 11.06.

(b)

The rights and remedies granted to Buyer in this Article 11, the representations and warranties in Section 3.13 or, if applicable, Section 9.01(h), are the exclusive rights and remedies against Seller related to any Environmental Condition, Environmental Laws, or Damages related thereto.  BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR INDEMNITY OR OTHERWISE, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14Casualty Loss and Condemnation.

If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions, unless such Casualty Loss constitutes at Material Adverse Effect.  In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss.  In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing.  Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, violation of a Legal Requirement of Seller or any member of Seller Group.

11.15Expert Proceedings.

(a)

Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15.  Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)

The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties.  The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute.  The Expert must have not less than ten (10) years’ experience as a lawyer in the State of Louisiana with experience in exploration and production issues.  If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts.  If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Houston office of the AAA.  Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters.  If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.  Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)

Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters.  Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)

The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”).  The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)

The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error.  In making its determination, the Expert shall be bound by the rules set forth in this Article 11.  The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)

The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.  Each Party shall bear its own legal fees and other costs of preparing and presenting its case.  All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12
EMPLOYMENT MATTERS

12.01Seller Benefit Plans

.  Effective as of the Employee Start Date, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under the Seller Benefit Plans.  Buyer shall not assume any of the Seller Benefits Plans.  From and after the Employee Start Date, Seller and its ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, and neither Buyer nor its Affiliates shall have any obligation, liability or responsibility from and after the Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Employee Start Date.

12.02Pre-Employee Start Date Claims under Seller Benefit Plans and Vacation Rollover

.

(a)To the extent that an Available Employee was a participant in a Seller Benefit Plan, the Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Available Employees for all claims incurred prior to the Employee Start Date under and subject to the generally applicable terms and conditions of such plans.  For purposes of this Section 12.02, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered.

(b)Seller shall provide Buyer a schedule of each Continuing Employee’s accrued and unused vacation balance (the “Vacation Rollover”) as of five (5) Business Days prior to the Employee Start Date and will provide a supplementary schedule five (5) Business Days after the Employee Start Date, if necessary, to show any changes to any Continuing Employee’s Vacation Rollover prior to the Employee Start Date.  Seller shall be responsible for paying all accrued and unused vacation balances to its Continuing Employees.

12.03Available Employees’ Offers and Post-Employee Start Date Employment and Benefits

.

(a)Within two (2) Business Days of the Execution Date, Seller shall deliver to Buyer a schedule that includes a list of all Available Employees (the “Employee Letter”).  The Employee Letter shall include the following data: name, job title, salary or wage, bonus eligibility / target, long term incentive eligibility / target, vacation eligibility, start date, and any vehicle described on Exhibit F assigned to the Available Employee by the Seller.

(b)Beginning five (5) Business Days following the Execution Date and ending eight (8) Business Days prior to the anticipated Closing Date, Buyer or its Affiliate may make written offers of employment to each of the Available Employees to whom Buyer elects to make an offer of employment, with such offers providing such Available Employees at least five (5) Business Days to either accept or reject such offers, with a copy of such offer given to Seller prior to Closing;

(c)No later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Available Employee who has accepted employment with Buyer or any of its Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Available Employee who has rejected Buyer’s offer of employment.

(d)Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all Damages relating to or arising out of Buyer’s employee selection and employment offer process described in this Section 12.03 (including any claim of discrimination or other illegality in such selection and offer process);

(e)As to each Available Employee who does not become a Continuing Employee, Buyer agrees that it and its Affiliates shall not employ such Available Employee from the Employee Start Date until the date that is six (6) months after the Employee Start Date.

12.04Savings Plans

.  Effective as of the Employee Start Date, Continuing Employees shall become eligible to participate in the Nadel & Gussman 401(k) Profit Sharing Plan (the “Buyer Savings Plan”).  Buyer shall cause the Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash.

12.05Post-Employee Start Date Employment Claims

.  Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyer after the Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Employee Start Date.  Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all liability of any kind or nature or related to (a) the employment of any Available Employee who does not become a Continuing Employee, including any liability related to any Seller Benefit Plan and (b) the employment of the Continuing Employees by Seller before the Employee Start Date, including any liability related to any employee benefit plan sponsored or maintained by Seller or its ERISA Affiliates before the Employee Start Date.

12.06 Buyer Welfare Plans

.  Buyer shall cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees.  Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state Legal Requirement, on or after the Employee Start Date. Buyer shall provide any required notice under COBRA or any similar provisions of any state Legal Requirement to Continuing Employees in respect of any qualifying event that occurs as a result of the transactions contemplated by this Agreement.

12.07WARN Act.

  From the date of this Agreement until the Employee Start Date, Seller shall not and shall cause its Affiliates not to terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Legal Requirement) occurs prior to the Employee Start Date without complying with the WARN Act.  Buyer agrees that it will make the offers of employment, as described in Section 12.03, to a sufficient number of Available Employees, and in a manner that does not constitute constructive discharge, such that there will be no notice or other obligations required by the WARN Act as a result of the transactions contemplated by this Agreement.  Buyer agrees to provide any notice required under the WARN Act or any similar state Legal Requirement with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur on or after the Employee Start Date or arise, in whole or in part, as a result of the transactions contemplated by this Agreement.  Buyer shall indemnify, defend and hold Seller harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Legal Requirement for any “plant closing” or “mass layoff” occurring on or after the Employee Start Date or arising, in whole or in part, from the actions (or inactions) of Buyer on or after the Employee Start Date or as a result of the transactions contemplated by this Agreement.  In addition, Buyer shall not effectuate a “plant closing” or “mass layoff” or any other similar triggering event under the WARN Act or any other applicable Legal Requirement for six (6) months after the Employee Start Date, affecting any Continuing Employee, except in compliance with the WARN Act or other applicable Legal Requirement.

12.08No Third Party Beneficiary Rights.

  Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise.  In addition, the provisions of this Article 12, are for the sole benefit of the Parties and are not for the benefit of any Third Party.  Nothing in this Article 12, express or implied, shall be (a) deemed an amendment of any Seller Benefit Plan providing benefits to any Available Employee or (b) construed to prevent Buyer or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its Affiliates may establish or maintain.

ARTICLE 13
GENERAL PROVISIONS

13.01Records.

Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office) within thirty (30) days after Closing (other than such Records (if any) that pertain exclusively to any Retained Assets, which shall be delivered promptly after the assignment to Buyer of such Retained Assets, but in no event longer than seven (7) Business Days after the assignment to Buyer of such Retained Assets).  With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

13.02Expenses.

(a)

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(e), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)

All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer.  Seller shall retain responsibility for, and shall bear, all Asset Taxes assessed with respect to the Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes with respect to the Assets arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Asset Taxes assessed with respect to the Assets for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility).  For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time.  To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05.  Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(b).  Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(b).

(c)

Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Seller shall be responsible for timely remitting all Asset Taxes due with respect to the Assets on or prior to the Effective Time (subject to Seller’s right to reimbursement by Buyer under Section 13.02(b)), and Buyer shall be responsible for timely remitting all Asset Taxes due with respect to the Assets after the Effective Time (subject to Buyer’s right to reimbursement by Seller under Section 13.02(b)), in each case, to the applicable taxing authority, and (ii) Seller shall prepare and timely file any Tax Return for Asset Taxes with respect to the Assets required to be filed on or before the Closing Date, and Buyer shall prepare and timely file any Tax Return for Asset Taxes with respect to the Assets required to be filed after the Closing Date (including Tax Returns relating to any Straddle Period).  Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments.  Buyer shall prepare all Tax Returns relating to any Straddle Period required to be filed after the Closing Date, and such Tax Returns shall be filed on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any such Tax Return for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)

Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

13.03Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and emails set forth below (or to such other recipients, addresses, or email addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

NGLF Energy, LLC
15 East 5th Street, Suite 3300
Tulsa, Oklahoma 74103Attention: James F. Adelson
E-mail: jim@naguss.com

With a copy (which shall not constitute notice) to:

Cook, Yancey, King & Galloway

333 Texas Street, Suite 1700

Shreveport, LA 71101

Attention: Matthew May; Logan Schroeder

Email: matt.may@cookyancey.com; logan.schroeder@cookyancey.com

NOTICES TO SELLER:

Riviera Operating, LLC

Riviera Upstream, LLC
717 Texas Avenue, Suite 2000

Houston, Texas 77002
Attention: General Counsel

E-mail: Handerson@Rvraresources.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attention:  Rahul D. Vashi, P.C.

Lindsey M. Jaquillard
Email:	rahul.vashi@kirkland.com
lindsey.jaquillard@kirkland.com

13.04Governing Law; Jurisdiction; Service of Process; Jury Waiver.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.  WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(e) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION

DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.  TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

13.05Further Assurances.

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06Waiver.

The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07Entire Agreement and Modification.

This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties.  No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08Assignments, Successors, and No Third Party Rights.

Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

13.09Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10Article and Section Headings, Construction.

The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement.  Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation.  If the date specified in this

Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.  Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11Counterparts.

This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12Press Release.

If any Party wishes to make a press release or other public announcement respecting this Agreement or specific to the Contemplated Transactions, such Party will provide a courtesy copy to the other Party of the language relevant to the transaction prior to the release or public announcement.  Neither Party will issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion). Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12.

13.13Confidentiality.

The Confidentiality Agreement shall terminate on the Closing Date (except with respect to the Retained Assets (if any); provided that the Confidentiality Agreement shall terminate with respect to Retained Assets when and if such Retained Assets are conveyed to Buyer in accordance with this Agreement (or, if earlier, such time as the Confidentiality Agreement terminates on its own terms), and will thereafter be of no further force or effect.  Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent or other similar rights arising out of operating agreements or other Contracts, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement.  This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets.  The covenant set forth in this Section shall terminate one (1) year after the Closing Date.

13.14Name Change.

As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Linn” or “Riviera” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15Preparation of Agreement.

  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16Appendices, Exhibits and Schedules.

  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Riviera Upstream, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

Riviera Operating, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

NGLF Energy, LLC

By:	/s/ James F. Adelson
Name:	James F. Adelson
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement